Exhibit 99.1
Denbury Resources Inc. Announces Pricing of $150 Million Senior Subordinated Notes Offering
DALLAS—(BUSINESS WIRE)—March 29, 2007—Denbury Resources Inc. (NYSE:DNR) announced today that it has increased the size of its offering of Senior Subordinated Notes due 2015 from $125 million to $150 million. The notes, which carry a coupon rate of 7.5%, are being sold at 100.5% of par, which equates to an effective yield to maturity of approximately 7.4%. This offering of notes is an additional issuance under the instrument governing Denbury’s December 2005 sale of $150 million of Senior Subordinated Notes due 2015, with the aggregate $300 million of 7.5% Senior Subordinated Notes due 2015 already issued and to be issued to trade as a single class. The Company expects to close the sale of the notes on April 3, 2007, subject to the satisfaction of customary closing conditions.
Denbury plans to use the estimated net proceeds from the offering to repay a portion of its current borrowings under the Company’s bank credit facility, under which approximately $180 million was outstanding as of March 25, 2007.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the notes. J.P. Morgan Securities Inc. and Johnson Rice & Company LLC are acting as underwriters for the notes offering with J.P. Morgan Securities Inc. acting as sole book-running manager. A copy of the prospectus for the offering may be obtained on the SEC website at www.sec.gov. Alternatively, the underwriter will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, New York 10017, attention Syndicate Desk.
Denbury Resources Inc. (www.denbury.com) is a growing independent oil and gas company. The Company is the largest oil and natural gas operator in Mississippi, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds key operating acreage in the onshore Louisiana and Texas Barnett Shale areas. The Company increases the value of acquired properties in its core areas through a combination of exploitation drilling and proven engineering extraction practices.
CONTACT: DENBURY RESOURCES INC.
Gareth Roberts, President and CEO, 972-673-2000
Phil Rykhoek, Chief Financial Officer, 972-673-2000
www.denbury.com